EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

         The following is a list of subsidiaries of Royal Financial, Inc. following the Conversion:

                NAME                    JURISDICTION OF FORMATION
                ----                    -------------------------
        Royal Savings Bank                Illinois (100% owned)